Loan Agreement

Between

PerfectEnergy International Ltd. (BVI) (Creditor)

And

Perfectenergy GmbH, Tannenweg 8, 53757 Sankt Augustin, Germany (Debtor)

1. **Contract Background**
   Creditor and Debtor belong to the same group of companies. The Debtor is newly established and is to be provided with necessary working capital to start its operations.

2. **Loan**
   The Creditor provides and the Debtor accepts a loan over the amount of USD 1,105,000.00.

3. **Transfer of the Loan**
   This loan is to be paid by the Creditor on his own cost and as soon as requested by the Debtor to the following account:

   Account holder: Perfectenergy GmbH
   Account number: 1901195089
   Bank: Sparkasse KoelnBonn
   Friedensplatz 1-3, 53111 Bonn, Germany
   SWIFT Code: COLSDE33

4. **Further Conditions**
   The Debtor will use the money to purchase PV material for resale. The loan is interest free. Conditions of repayment or other use of the income from the linked deals of Perfectenergy GmbH are still to be negotiated. Under no circumstances the Creditor can claim for full repayment before the planned deal of the Debtor with PerfectEnergy (Shanghai) Ltd concerning the purchase of three containers with modules from November 2007 to February 2008 is completely transacted, including the subsequent resale by the Debtor and the payment by its clients. Any partial repayment would have to be negotiated.

5. **Loan for VAT**
   In case that the Debtor will be obliged to pay VAT on the yet to be imported

modules mentioned under article 4, the Debtor will inform the Creditor as soon as possible and the Creditor will expeditiously increase its loan accordingly.

6. **Legal Matters**
   In case of a dispute which cannot be solved amicably, German law applies. Jurisdiction lies with the court in Bonn.

Signed at Hongkong and St. Augustin, this 28th day of November 2007

For the Creditor:

For and on behalf of
Perfectenergy International Ltd.

Authorised Signature(s)

For the Debtor:

Perfectenergy
GmbH